UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 19, 2005

Date of Report (Date of earliest event reported)

USI Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50041	13-3771733
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

(Address of principal executive offices)

(914) 749-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 19, 2005, the Compensation Committee of the Board of Directors of USI Holdings Corporation (the “Company”) approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $13.75 per share previously awarded to its employees, including its executive officers and directors under the Company’s 2002 Equity Incentive Plan.  The acceleration of vesting will be effective for stock options outstanding as of December 16, 2005.  Options to purchase approximately 682,758 shares of common stock or 24% of the Company’s outstanding unvested options are subject to the acceleration, of which options to purchase 89,396 shares of common stock held by executive officers and directors are subject to the acceleration.  The weighted average exercise price of the options subject to the acceleration is $14.50.

                The primary purpose of the acceleration is to eliminate future compensation expense the Company would otherwise recognize in its consolidated statements of operations, upon adoption of FASB Statement No. 123R (Share-Based Payment) beginning in the first quarter of 2006.  The Company expects the acceleration to reduce its pre-tax stock option compensation expense over the course of the original vesting periods by approximately $2 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2005

USI HOLDINGS CORPORATION

By:	/s/ ERNEST J. NEWBORN, II
Name: Ernest J. Newborn, II Title: Senior Vice President, General Counsel and Secretary